Exhibit 9.1

VOTING AGREEMENT AND IRREVOCABLE PROXY

     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”), dated as of March 16, 2004, between Eagle Venture Capital, LLC the (the “Shareholder”) and Ntera Holdings, Inc, a Delaware corporation (“Purchaser”).

RECITALS

     A. The Shareholder collectively owns of record and beneficially shares of capital stock of Worldquest Networks, Inc., a Delaware corporation (the “Company”), as set forth on Exhibit A (such shares, or any other voting or equity securities of the Company hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to collectively as the “Shares”).

     B. Concurrently with the execution of this Agreement, the Company and Purchaser are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby the Purchaser will be merged with and into the Company (the “Merger”).

     C. As a condition to the willingness of Purchaser to enter into the Merger Agreement, and to induce Purchaser to enter into the Merger Agreement, the Shareholder agrees to vote in favor of approving the Merger Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

          Section 1. Definitions. For purposes of this Agreement:

          (a) As used in this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal or any offer from any person (other than Worldquest or any other affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving Worldquest, the issuance or acquisition of shares of capital stock or other equity securities of Worldquest representing 33% or more (by voting power) of the outstanding capital stock of Worldquest or any tender or exchange offer that if consummated would result in any person, together with all affiliates thereof beneficially owning shares of capital stock or other equity securities of Worldquest representing 33% or more (by voting power) of the outstanding capital stock of Worldquest, or the acquisition, license, purchase or other disposition of a substantial portion of the technology, business, or assets of Worldquest in a transaction or series of related transactions (“Acquisition Proposal”).

          (b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided that such beneficial ownership shall be limited to securities (not including those that the Person has a right to acquire within 60 days unless so acquired) over which such Person has sole or shared voting power. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and over which such Person has sole or shared voting power.

          Section 2. Voting of Shares.

          (a) The Shareholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the meeting of the Company’s shareholders to consider the Merger Agreement and the Merger or any other meeting of the shareholders of the Company, including any meeting of the Company’s shareholders to comply with the NASDAQ Stock Market Rules, as it relates to the Merger Agreement and the Merger (“NASDAQ Approval”), however called, and in any action by written consent of the shareholders of the Company, such Shareholder will vote, or cause to be voted, all of the Shares (i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Shareholder, and (ii) against any other Acquisition Proposal.

          (b) The Shareholder hereby irrevocably grants to, and appoints, Purchaser, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote the Shares at any meeting of the shareholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 2. The Shareholder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, the Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all actions that the proxies appointed hereunder may lawfully taken or cause to be taken by virtue hereof, and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with, and to the extent permissible under the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

          Section 3. Transfer of Shares. The Shareholder covenants and agrees that during the period from the date of this Agreement through the Termination Date (as defined hereof) such Shareholder will not directly or indirectly, (a) sell, assign, transfer (including by purchase, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by purchase, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

          Section 4. Representations and Warranties of the Shareholder. The Shareholder represents and warrants to Purchaser as follows:

          (a) Ownership of Shares. On the date hereof, such Shareholder is the record and Beneficial Owner of the Shares set forth on Exhibit A. The Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

          (b) Power, Binding Agreement. The Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations, under this Agreement. The execution, delivery and performance of this Agreement by the Shareholder will not violate any material agreement to which such Shareholder is a party, including any voting agreement, shareholders’ agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against each Shareholder in accordance with its terms, except as may be otherwise provided by applicable bankruptcy, fraudulent conveyance or other similar laws relating to creditors’ rights. Such Shareholder has had the opportunity to review the Merger Agreement and this Agreement, has had the opportunity to review the Merger Agreement and this Agreement with legal counsel of his choosing, and is entering into this Agreement knowingly and voluntarily.

          Section 5. No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or any of his properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not impair the ability of such Shareholder to perform his obligations under this Agreement.

          Section 6. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time (as that term is defined in the Merger Agreement) of the Merger or (b) any termination of the Merger Agreement in accordance with the terms thereof (the “Termination Date”); provided that no such termination shall relieve any party of liability for a breach of this Agreement prior to termination.

          Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          Section 8. Fiduciary Duties. The Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of the Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

          Section 9. Miscellaneous.

          (a) This Agreement, together with the Exhibits hereto, and Merger Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

          (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          (c) The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in the negotiation and drafting of this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The word “include” or “including” means include or including, without limitation.

          (d) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (e) If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          (f) This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

NTERA HOLDINGS, INC.

By:	/s/ Engin Yesil

Name: Engin Yesil
Title: CEO

SHAREHOLDER:

EAGLE VENTURE CAPITAL, LLC

By:	/s/ Michael Adler

Michael Adler

EXHIBIT A

Shareholder	Number of Shares
Eagle Venture Capital, LLC	2,566,478